Exhibit I

                             JOINT FILING AGREEMENT



        This will confirm the agreement by and among the undersigned that the Amendment No. 2 to Schedule 13G filed on or about this date with respect to the beneficial ownership by the undersigned of Class A Common Stock of Capital Trust, Inc. is being, and any and all amendments to such Schedule may be, filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.



Dated: May 29, 2003

                           State Street Bank and Trust Company, as trustee for GENERAL MOTORS EMPLOYES GLOBAL GROUP PENSION TRUST (as directed by General Motors Investment Management Corporation)

                           By: /s/ Michael Connors
                               ------------------------------------------------
                               Name: Michael Connors
                               Title: Vice President



                           JPMorgan Chase Bank, as trustee for
                           GMAM GROUP PENSION TRUST II
                           (as directed by General Motors Investment Management Corporation)

                           By: /s/ John F. Weeda
                               ------------------------------------------------
                               Name: John F. Weeda
                               Title: Vice President



                           GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION

                           By: /s/ Thomas E. Dobrowski
                               ------------------------------------------------
                               Name: Thomas E. Dobrowski
                               Title: Managing Director




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